Exhibit 5.1

April 22, 2022

Keurig Dr Pepper Inc.

53 South Avenue

Burlington, Massachusetts 01803

Re:	Keurig Dr Pepper Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as special New Jersey counsel to Bai Brands LLC, a New Jersey limited liability company (the “New Jersey Guarantor”), in connection with the issuance and sale by Keurig Dr Pepper Inc. (the “Company”) of $1,000,000,000 principal amount of its 3.950% Senior Notes due 2029 (the “2029 Notes”), $850,000,000 principal amount of its 4.050% Senior Notes due 2032 (the “2032 Notes”) and $1,150,000,000 principal amount of its 4.500% Senior Notes due 2052 (the “2052 Notes” and, together with the 2029 Notes and the 2032 Notes, the “Notes”), covered by the Registration Statement on Form S-3 (File No. 333-233477) and Post-Effective Amendment No. 1 (File No. 333-233506) (together, the “Registration Statement”), including the prospectus, dated August 27, 2019 and the prospectus supplement constituting a part thereof, dated April 7, 2022 (the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“1933 Act”). We have represented the New Jersey Guarantor in connection with certain transactions on matters relating to New Jersey limited liability company law, but do not generally represent the New Jersey Guarantor nor act as its regular outside counsel.

The Notes were issued under the Company’s Indenture, dated as of December 15, 2009 (the “Base Indenture”) between the Company (or its corporate predecessor) and Computershare Trust Company, as successor to Wells Fargo Bank, N.A., as trustee (the “Trustee”), supplemented from time to time thereafter, including by the twelfth supplemental indenture, dated as of April 22, 2022, among the Company, the Subsidiary Guarantors (defined below) and the Trustee (the “Twelfth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The Notes were sold by the Company pursuant to the Underwriting Agreement, dated as of April 7, 2022, among the Underwriters named therein, the Company and the subsidiary guarantors named therein (the “Subsidiary Guarantors”), including the New Jersey Guarantor. The Notes provide that they are fully guaranteed (the “Guarantees”) by each of the Subsidiary Guarantors. For purposes of our opinions set forth herein, we have assumed, with your consent and without investigation, the correctness and accuracy of the opinions, dated this same date, of Skadden, Arps, Slate, Meagher & Flom LLP.

In connection with rendering the opinions contained in this letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, agreements, certificates of public officials and other instruments and reviewed such questions of law as we have deemed necessary or appropriate for the purposes of the opinions contained in this letter, including the following documents:

Keurig Dr Pepper Inc.

April 22, 2022

(a)	the Registration Statement and Prospectus;

(b)	the Indenture (including the Guarantees contained therein) and Notes;

(c)	the certificate of the Secretary of the Company dated as of even date herewith (the “Secretary’s Certificate”);

(d)

the Certificate of Formation of the New Jersey Guarantor filed in the office of the Department of the Treasury of the State of New Jersey, or its predecessor office (the “Filing Office”), on the date set forth in the Secretary’s Certificate, together with all amendments to the Certificate of Formation, in each case as certified by the Filing Office;

(e)	the Seventh Amended and Restated Operating Agreement of the New Jersey Guarantor;

(f)	the written consent of the sole member of the New Jersey Guarantor to the transactions that are the subject of the opinions contained in this letter; and

(g)	a certificate of good standing respecting the New Jersey Guarantor issued by the New Jersey State Treasurer on the date set forth in the Secretary’s Certificate (the “Good Standing Certificate”).

We have also examined such entity records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination and subject to each of the qualifications referred to herein, we advise you that, in our opinion:

1.	The New Jersey Guarantor is a limited liability company validly existing and in good standing under the laws of the State of New Jersey.

2.

The New Jersey Guarantor has the requisite limited liability company power to enter into and perform its obligations under the Indenture and has taken all limited liability company action necessary to authorize its execution, delivery and performance of the Indenture.

3.	The Indenture pursuant to which the Notes are being issued, has been duly authorized, executed and delivered by the New Jersey Guarantor.

This opinion letter is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise recipients regarding, opinions of the kind rendered in this opinion letter. The opinions expressed herein are subject to the assumptions, exceptions, limitations, qualifications and comments set forth herein.

Keurig Dr Pepper Inc.

April 22, 2022

The opinions expressed herein relate only to laws that are specifically referred to in this letter and to which, in our experience, are normally applicable to transactions of the type contemplated by the Indenture and Notes. We have not undertaken any research for purposes of determining whether any parties to any agreement or any of the transactions that may occur in connection with the Indenture and Notes are subject to any law or other governmental requirement that is not generally applicable to transactions of the type provided for in the Indenture and Notes.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies (whether or not certified, and including facsimiles), and the authenticity of such latter documents. We have also assumed that the Indenture has been duly authorized, executed and delivered by the parties thereto and that the Indenture is the valid and legally binding obligation of the Trustee. Capitalized terms used but not defined in this letter have the meanings contained in the Prospectus.

In rendering the opinion set forth in Paragraph 1 above as to the good standing of the New Jersey Guarantor, we have relied exclusively on the Good Standing Certificate and our opinion in that Paragraph is given solely as of the date and time of such certificate.

In rendering the opinions set forth in Paragraph 2 above as to the execution of the Indenture, we have relied solely on the Secretary’s Certificate and certain other certificates delivered to us by officers of the New Jersey Guarantor.

In rendering the opinion set forth in Paragraph 3 above as to the delivery by the New Jersey Guarantor of the Indenture, we have assumed with your permission that (a) the laws governing such delivery if other than New Jersey law are substantially similar to the laws of the State of New Jersey and (b) electronic transmission of the Indenture has been authorized by the parties to the Indenture for purposes of delivery.

We are members of the Bar of the State of New Jersey and we do not express any opinion herein governing any law other than the law of the State of New Jersey nor with respect to choice of laws. This letter speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this letter.

We hereby consent to the use of this letter as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler

LOWENSTEIN SANDLER LLP